Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Table 1: Newly Registered Securities(1)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value per share	Rule 457(c) and Rule 457(h)	5,000,000 (1)	$13.26 (2)	$66,300,000 (2)	0.00014760	$9,785.88

Total Offering Amounts					$66,300,000		$9,785.88

Total Fee Offsets							—

Net Fee Due							$9,785.88

(1)

Represents 5,000,000 shares of common stock, $1.00 par value (“Common Stock”), of First Commonwealth Financial Corporation reserved for issuance under the First Commonwealth Financial Corporation 2024 Stock Plan. Pursuant to Rule 416 under the Securities Act of 1934, as amended, this registration statement shall also cover an indeterminate number of additional shares of Common Stock, as may be issuable pursuant to future stock dividends, stock splits or other similar transactions.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $13.26 per share, which is the average of the high and low prices of Common Stock on April 30, 2024, as reported on NYSE.